Exhibit 10.16

CONSULTANT AGREEMENT

THIS CONSULTANT AGREEMENT (“Agreement”) dated as of January 30, 2004, is made between Elixir Pharmaceuticals, Inc. (the “Company”), with an office at One Kendall Square, Building 1000, Fifth Floor, Cambridge, MA 02139, and Vaughn Kailian (the “Consultant”), with an office at Deerhaven Partners, P.O. Box 70,1100 Fitzpatrick Lane, Bodega, CA 94922, for the purpose of setting forth the exclusive terms and conditions by which Company desires to acquire Consultant’s services on a temporary basis.

In consideration of the mutual obligations specified in this Agreement, the parties, intending to be legally bound hereby, agree to the following:

1. Services. Effective as of the date hereof, the Company hereby retains Consultant, and Consultant hereby agrees to perform for Company, certain services assigned to Consultant by the Company, as agreed to from time to time by Consultant and the Board of Directors of the Company (the “Services”).

2. Compensation.

(a) In exchange for the Services to be rendered to Company hereunder, Company shall provide Consultant, as full and complete compensation for the Services rendered hereunder, the amount of $ 16,667 per month. Should Consultant continue to perform the Services beyond October 1, 2004, such payments shall be reduced to $8,333 per month. In addition, subject to the approval of the Company’s Board of Directors, Consultant shall receive a grant of non-statutory stock options to purchase 320,000 shares of the Company’s common stock at an exercise price of $0.10 per share. Such options shall have a term of 10 years, and shall vest over 4 years, with 25% of such options to be fully vested as of January 30, 2004, and the remaining options vesting ratably over 36 months commencing on January 30, 2005. Such options shall also have an early exercise feature, and other terms as set forth by a non-statutory stock option agreement in accordance with the Company’s 2001 Stock Incentive Plan, which shall govern such option grant.

(b) Consultant shall be entitled to reimbursement from Company for all reasonable approved business expenses he incurs in connection with his performance of the Services, pursuant to Company’s regular business practices for consultants.

(c) Consultant shall not be entitled to receive any other compensation or any benefits from Company. Except as otherwise required by law, Company shall not withhold any sums or payments made to Consultant for social security or other federal, state or local tax liabilities or contributions, and all withholdings, liabilities, and contributions shall be solely Consultant’s responsibility. Company shall issue a Form 1099 to Consultant at the appropriate time. Further, Consultant understands and agrees that the Services are not covered under the unemployment compensation laws and not intended to be covered by workers’ compensation laws.

3. Nondisclosure.

(a) Consultant understands that, in connection with his engagement with Company, he may receive, produce, or otherwise be exposed to Company’s trade secrets, business,

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proprietary and/or technical information, including, without limitation, business plans or projections, hardware and software designs or engineering techniques, software including listings, source code, screen formats and flow charts, inventions (whether patentable or not), know-how, show-how, research plans and projects, pricing policies, cost information, supplier and customer lists and contracts, manufacturing techniques, applications and service policies, financial and sales performance data, personnel information, and all derivatives, improvements and enhancements to any of the above (including those derivatives, improvements and enhancements that were created or developed by Consultant under this Agreement), in addition to all information Company receives from others under an obligation of confidentiality (individually and collectively “Confidential Information”). Confidential Information also shall include all other information considered to be confidential by the Company and all Company information which has not been made public.

(b) Consultant acknowledges that the Confidential Information is the sole, exclusive and extremely valuable property of Company. Accordingly, Consultant agrees to segregate all Confidential Information from information of other companies; agrees to only use the Confidential Information in the performance of this Agreement; and agrees not to reproduce or divulge to any third party, all or any part of the Confidential Information, in any form, either during or after the term of this Agreement, without Company’s prior written consent. Upon termination or expiration of this Agreement for any reason, Consultant agrees to cease using and to return to Company all whole and partial copies and derivatives of the Confidential Information, whether in Consultant’s possession or under Consultant’s direct or indirect control.

(c) Consultant shall not disclose or otherwise make available to Company in any manner any confidential and proprietary information received by Consultant from third parties. Consultant warrants that his performance of all the terms of this Agreement does not and will not breach any agreement entered into by Consultant with any other party, and Consultant agrees not to enter into any agreement, oral or written, in conflict herewith. In addition, Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use such information only for certain limited purposes. Consultant agrees that he owes the Company and such third parties, during the term of the Consultant’s relationship with the Company and thereafter, regardless for the reason for the termination of the relationship, a duty to hold all such confidential or proprietary information in the strictest of confidence and not to disclose such information to any person, firm or corporation (except as necessary in carrying out his work for the Company consistent with the Company’s agreement with such third party) or to use such information for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party).

(d) Consultant also agrees that during this relationship with Company he shall not make, use or permit to be used any Company Property otherwise than for Company’s benefit. The term “Company Property” shall include all notes, memoranda, reports, lists, records, drawings, sketches, designs, specifications, software programs, software code, data, computers, cellular telephones, pagers, credit and/or calling cards, keys, access cards, documentation or other materials of any nature and in any form, whether written, printed, electronic or in digital format or otherwise, relating to any matter within the Company’s scope of the business or

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concerning any of its dealings or affairs and any other Company property in his possession, custody or control. Consultant further agrees that he shall not, after the termination or expiration of this Agreement, use or permit others to use any such Company Property. Consultant acknowledges and agrees that all Company Property shall be and remain Company’s sole and exclusive property. Immediately upon the termination or expiration of this Agreement, Consultant shall deliver all Company Property in its possession, and all copies thereof, to Company.

4. Ownership of Work Product. Consultant agrees to promptly disclose to Company any and all Work Product. “Work Product” includes without limitation any and all notes, drawings, designs, technical data, know how, works of authorship, firmware, software, ideas, improvements, inventions, material, information, work or product authored, conceived, created, discovered, invented, written or first reduced to practice by Consultant or jointly with others that (a) relates to the business of the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith and results from tasks assigned to Consultant by the Company or performed by Consultant on behalf of the Company or in his role as a member of the Company’s Board of Directors, or (c) results from Consultant’s use of the premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company. All Work Product shall be considered works made for hire by Consultant for Company, and all Work Product shall be the sole and exclusive property of Company. To the extent any Work Product is not already property of the Company, Consultant agrees to assign and does hereby assign to Company all right, title and interest, including without limitation any copyright, patent, trade secret, trademark (including the goodwill associated therewith), moral rights, or other intellectual property rights in and to the Work Product. Upon expiration or termination for any reason of this Agreement, Consultant agrees to and shall provide Company with all Work Product generated under this Agreement.

5. Indemnification. Consultant agrees to indemnify and hold Company harmless from and against any and all claims, demands, liabilities, damages, costs, or expenses (including without limitation attorney’s fees, liquidated damages, penalties or interest) resulting from Consultant’s failure to pay any and all federal or state taxes required to be withheld from or paid by employees, including, without limitation, and any and all income tax, social security, and F.U.T.A. taxes.

6. Independent Contractor.

(a) Company and Consultant expressly agree and understand that Consultant is an independent contractor and nothing in this Agreement nor the services rendered hereunder is meant, or shall be construed in any way or manner, to create between them a relationship of employer and employee, principal and agent, partners or any other relationship other than that of independent parties contracting with each other solely for the purpose of carrying out the provisions of the Agreement. Accordingly, Consultant acknowledges and agrees that Consultant shall not be entitled to any benefits provided by the Company to its employees. In addition, Consultant shall have sole and exclusive responsibility for the payment of all federal, state and local income taxes, for all employment and disability insurance and for Social Security and other similar taxes with respect to any compensation provided by the Company hereunder. Consultant shall assume and accept all responsibilities that are imposed on independent contractors by any applicable statute, regulation, rule of law, or otherwise.

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(b) While Company is entitled to provide Consultant with general guidance to assist Consultant in completing the scope of work to Company’s satisfaction, Consultant is ultimately responsible for directing and controlling the performance of the task and the scope of work, in accordance with the terms and conditions of this Agreement. Consultant shall use its best efforts, energy and skill in its own name and in such manner as he sees fit.

7. Termination.

(a) This Agreement and Consultant’s relationship with the Company hereunder may be terminated by either party at any time, with or without Cause (as defined below) or prior notice. In the event of any such termination, Consultant shall, upon request, perform such work as may be requested to transfer work in process to the Company or to a party designated by the Company. The parties further agree that any termination of this Agreement will not release nor discharge Consultant from his obligations as specified in Sections 3,4, 5, 6, 7 or 8.

(b) In the event either (i) Company terminates this Agreement without Cause, or (ii) there is a Change of Control (as defined below), Company will accelerate by 12 months, as of the Agreement termination date, the vesting of Consultant’s stock options granted hereunder and any and all future Company stock option grants to Consultant.

As used in this Agreement, “Cause” shall mean Consultant’s (A) gross negligence, insubordination, dishonesty, fraud, embezzlement, disregard of Company’s rules and policies or willful misconduct with regard to Company; (B) failure to perform Services reasonably requested by Company hereunder; (C) material breach of any agreement (including this Agreement) with the Company to the extent such breach, if capable of cure, remains uncured 10 days after Consultant’s receipt of written notice thereof from Company, or (D) commission of any crime that constitutes a felony or a crime of moral turpitude

As used in this Agreement, “Change of Control” shall mean: (A) any merger, consolidation or sale of, or investment in, Company pursuant to an agreement to which Company is a party, immediately after which transaction Company’s shareholders immediately prior to the transaction cease to own at least 50% of the surviving entity (or parent entity), or (B) a sale or exclusive license of all or substantially all of Company’s assets, in a single transaction or series of related transactions.

8. General.

(a) This Agreement may not be changed unless mutually agreed upon in writing by both Consultant and Company. Sections 3, 4, 5, 6, 7 and 8 shall survive the termination of this Agreement regardless of the manner of such termination. Any waiver by Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

(b) Consultant hereby agrees that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the

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enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

(c) Company shall have the right to assign this Agreement to its successors and assigns and this Agreement shall inure to the benefit of and be enforceable by said successors or assigns. Consultant may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Company and this Agreement shall be binding upon Consultant’s heirs, executors, administrators and legal representatives. This Agreement and all aspects of the relationship between the parties hereto shall be construed and enforced in accordance with and governed by the internal laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions. Moreover, Consultant hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts of the Commonwealth of Massachusetts for the purpose of any claim or action arising out of or based upon this Agreement and agrees not to commence any such claim or action other than in the above-named courts.

(d) This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein. All other negotiations and agreements (written or oral) between the parties are superseded by this Agreement and there are no representations, warranties, understandings or agreements other than those expressly set forth herein. The language of all parts of this Agreement will in all cases be construed as a whole in accordance with its fair meaning and not strictly for or against either party hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Consultant Agreement as a sealed instrument as of the date first written above.

Consultant:	Elixir Pharmaceuticals, Inc.:

/s/ Vaughn Kailin	By:	/s/ Karen L. Roberts
Vaughn Kailian	Title:	VP Finance & Admin

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